Exhibit 99.1

News Release

Vishay Completes Acquisition of Power Control Systems Business from International Rectifier

MALVERN, Pa.—April 2, 2007 – Vishay Intertechnology, Inc. (NYSE: VSH) today announced that it completed the acquisition of the Power Control Systems business (selected discrete semiconductor and module product lines) from International Rectifier (NYSE: IRF) for $290 million in cash. During the December quarter 2006 the revenues for the acquired product lines were $81 million for an annual run rate of about $320 million.

During the first 12 months of operation, the acquired business has the potential to increase its net profit from break-even to a rate of approximately $40 million by the March quarter 2008. After two to three years post acquisition, potential net profits should reach $50 million per year.

Vishay anticipates a significant reduction of corporate allocations for SG&A and manufacturing. Previously, corporate allocations had been applied based on revenues. In addition, the potential earnings are based on major synergies predominantly in the area of SG&A as well as in manufacturing, purchasing and other overheads.

The acquired product lines, which complement Vishay’s existing product portfolio, consist of planar high-voltage MOSFETs, Schottky diodes, diode rectifiers, fast-recovery diodes, high-power diodes and thyristors, power modules (a combination of power diodes, thyristors, MOSFETs, and IGBTs), and automotive modules and assemblies. The extension of Vishay’s product offerings in the high-voltage and high-power range for discrete semiconductors represents another step in Vishay’s successful strategy of being able to offer one-stop-shop service for discrete electronic components.

The acquisition includes a wafer fab in Torino, Italy, as well as facilities in Swansea, UK; Mumbai, India; and Xian, China. At this time, Vishay has no plans for extensive restructuring. Vishay and International Rectifier entered into several Transition Service Agreements for IT, logistics and other functions as well as for the supply of wafers for up to three years. Vishay expects a smooth transition of the acquired product groups into Vishay’s existing organization.

In summary, Vishay’s acquisition of the selected discrete semiconductor and module product lines from International Rectifier has the potential to materially improve Vishay’s growth in revenues, return on investment, and profits. It is consistent with Vishay’s policy of being accretive to net earnings during the first year after the acquisition.

Dr. Felix Zandman, Chairman of the Board and Chief Technical and Business Development Officer, and Dr. Gerald Paul, President and Chief Executive Officer of Vishay Intertechnology, Inc. consider this as an excellent acquisition based on the potential of earnings. Furthermore, the product extension should bring to Vishay additional synergies in marketing and packaging in modules Vishay and former International Rectifier products, as well as market growth.

About Vishay Intertechnology, Inc.

Vishay Intertechnology, Inc., a Fortune 1,000 Company listed on the NYSE (VSH), is one of the world’s largest manufacturers of discrete semiconductors (diodes, rectifiers, transistors, and optoelectronics and selected ICs) and passive electronic components (resistors, capacitors, inductors, sensors, and transducers). These components are used in virtually all types of electronic devices and equipment in the industrial, computing, automotive, consumer, telecommunications, military, aerospace, and medical markets. Its product innovations, successful acquisition strategy, and ability to provide “one-stop shop” service have made Vishay a global industry leader. Vishay can be found on the Internet at http://www.vishay.com.

This release contains statements concerning the potential benefits of Vishay’s acquisition of the Power Control Systems (PCS) business of International Rectifier. These forward-looking statements are within the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. They are based on current expectations and are subject to certain risks, uncertainties and assumptions, many of which are outside the control of Vishay. These risks and uncertainties include, but are not limited to: the future performance of the PCS business; the timing and success of Vishay’s integration of the PCS business with Vishay’s existing businesses, including the successful transition of the PCS business from the information systems of International Rectifier to systems used by Vishay; the ability to realize anticipated synergies of the PCS business with Vishay’s existing businesses; the ability to realize the anticipated benefits of intellectual property rights being acquired by Vishay as part of the PCS business; competition and technological changes in the industries of which the PCS business is a part and in which Vishay otherwise operates; and general economic, business and political conditions. For a detailed discussion of factors affecting Vishay’s business generally and other factors that may influence future results, please see Vishay’s filings with the U.S. Securities and Exchange Commission. Vishay does not undertake any obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Contact:
Vishay Intertechnology, Inc.
Richard N. Grubb, +1-610-644-1300
Executive Vice President and Chief Financial Officer
or
Peter G. Henrici, +1-610-644-1300
Senior Vice President Corporate Communications